Exhibit 99.1

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI
ELKHART, INDIANA — OCTOBER 8, 2010
SKYLINE REPORTS FISCAL 2011 FIRST QUARTER RESULTS
Skyline’s sales for the first quarter of fiscal year 2011 were $45,827,000 as compared to $35,874,000 in the first quarter of fiscal 2010.
Sales for Skyline’s manufactured housing segment were $30,629,000 as compared to $25,782,000 for the first quarter a year ago. Sales for Skyline’s recreational vehicle segment were $15,198,000 for the first three months of fiscal 2011 as compared to prior year’s total of $10,092,000.
Fiscal 2011’s first quarter loss before income taxes was $6,065,000 as compared to fiscal 2010’s first quarter loss before income taxes of $6,113,000. Included in prior year’s pretax loss is $412,000 of income from life insurance proceeds.
Skyline established in the fourth quarter of fiscal 2010 a full valuation allowance against its deferred tax assets, and continued to maintain a full valuation allowance during the first quarter of fiscal 2011. As a result, Skyline did not recognize any benefit for income taxes. Skyline, however, did recognize in prior year a benefit for income taxes of $2,206,000. If the Corporation, after considering future negative and positive evidence regarding the realization of deferred tax assets, determines that a lesser valuation allowance is warranted, it would record a reduction to income tax expense and the valuation allowance in the period of determination.
Net loss for fiscal 2011’s first quarter was $6,065,000 as compared to prior year’s net loss of $3,907,000. On a per share basis, net loss for the first quarter was $.72 versus a net loss of $.47 for a year ago.
Bringing America Home. Bringing America Fun.

NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JON S. PILARSKI
Skyline continues to maintain its traditionally strong balance sheet with no bank debt and a healthy position in cash and U.S. Treasury Bills. This financial strength, along with a seasoned management team, should help the corporation meet the challenges ahead.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share and per share data)

	Three Months Ended
	August 31, (Unaudited)
	2010	2009

Sales	$45,827	$35,874

Loss before income taxes	(6,065)	(6,113	) (A)

Benefit for income taxes	—	2,206

Net loss	$(6,065)	$(3,907)

Basic loss per share	$(.72)	$(.47)

Number of weighted average common shares outstanding	8,391,244	8,391,244

(A)	Includes $412,000 of income from life insurance proceeds.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)
	2010	2009

ASSETS

Cash and temporary cash investments	$72,073	$89,081
Accounts receivable	8,976	5,887
Inventories	6,833	6,306
Other current assets	4,472	13,840

Total Current Assets	92,354	115,114

Property, Plant and Equipment, net	26,160	30,220

Noncurrent Deferred Tax Assets	—	12,171

Other Assets	5,712	5,459

Total Assets	$124,226	$162,964

LIABILITIES AND SHAREHOLDERS’ EQUITY

Accounts payable, trade	$3,231	$1,669
Accrued liabilities	11,240	13,980

Total Current Liabilities	14,471	15,649

Other Deferred Liabilities	7,623	7,991

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	162,636	199,828
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	102,132	139,324

Total Liabilities and Shareholders’ Equity	$124,226	$162,964